Exhibit 5.1

July 3, 2013

Advanced Emissions Solutions, Inc.

9135 South Ridgeline Boulevard, Suite 200

Highlands Ranch, Colorado 80129

Re:	Advanced Emissions Solutions, Inc.

Registration Statement on Form S-3

SEC File No. 333-171936

Ladies and Gentlemen:

We have acted as counsel to Advanced Emissions Solutions, Inc., a Delaware corporation (the “Company”). Pursuant to the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 25, 2013 (the “Merger Agreement”), entered into by and among the Company, ADA-ES, Inc., a Colorado corporation (“ADA-ES”), and ADA Merger Corp., a Colorado corporation and a wholly owned subsidiary of the Company (“MergerCo”), MergerCo merged with and into ADA-ES (the “Merger”), ADA-ES became a wholly owned subsidiary of the Company with each share of common stock, no par value, of ADA-ES that was issued and outstanding at the time of the merger converted into one share of common stock, par value $0.001, of the Company, and each share of common stock of MergerCo becoming a share of ADA-ES.

ADA-ES filed the Registration Statement on Form S-3, Securities and Exchange Commission (“SEC”) File No. 333-171936, with the SEC on January 28, 2011 (the “Original Registration Statement”). ADA-ES subsequently filed Pre-Effective Amendments Nos. 1 and 2 to the Original Registration Statement on September 13, 2011, and October 6, 2011, respectively (these amendments, together with the Original Registration Statement, the “Registration Statement”) and the Registration Statement was declared effective by the SEC on October 12, 2011. The Company succeeded to the obligations of ADA-ES as a result of the Merger, and by filing Post-Effective Amendment No. 1 to the Registration Statement is expressly adopting the Registration Statement.

The Company has requested our opinion as to the sale under the Registration Statement, as amended by Post-Effective Amendment No. 1, pursuant to the Securities Act of 1933, as amended (the “Act”), of up to $140,000,000 in the aggregate amount of one or more series of (i) shares of common stock (the “Common Stock”), (ii) shares of preferred stock (the “Preferred Stock”), (iii) warrants to purchase Common Stock and Preferred Stock (the “Warrants”), or (iv) units of Common Stock, Preferred Stock and Warrants for the purchase of Common Stock and Preferred Stock in one or more series (the “Units” and, together with the Warrants, the Preferred Stock and the Common Stock, the “Securities”), all of which Securities may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

In connection with this opinion, we have assumed that the Registration Statement will remain effective and that any amendments thereto will have become effective and that such effectiveness shall not have been terminated or rescinded. We have also assumed that the issuance, sale, amount and terms of the Securities to be offered from time to time will be duly authorized and determined by proper action of the Board of Directors of the Company (each, a “Board Action”) and in accordance with the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Company’s Bylaws (the “Bylaws”) and applicable Delaware law. We also assume that that in connection with the issuance of shares, the Company will receive consideration in an amount not less than the aggregate par value of the shares covered by each such issuance. We further assume that any Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”), each to be between the Company and a financial institution identified therein as a warrant agent, if any (each, a “Warrant Agent”).

In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth, including the Registration Statement, the Certificate of Incorporation, the Bylaws and the Merger Agreement, and have in addition (a) assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (b) relied on (i) representations, statements and certificates of public officials and others and (ii) as to matters of fact, statements, representations and certificates of officers and representatives of the Company.

In rendering the following opinion, we express no opinion as to the laws of any jurisdiction other than to (i) the corporate laws of the State of Delaware, including all applicable statutory provisions of the Delaware General Corporation Law, all rules and regulations underlying such statutory provisions of law, and all applicable judicial and regulatory determinations concerning such laws as reported in publicly available compilations of such judicial and regulatory determinations and (ii) the federal law of the United States to the extent specifically referred to herein. All opinions expressed are as of the date hereof except where expressly stated otherwise.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

(1) Upon due authorization by Board Action of an issuance of Common Stock, and upon issuance and delivery of certificates for Common Stock against payment therefor in accordance with the terms of such Board Action, any applicable underwriting agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement, and, if issued upon the conversion, exchange or exercise of Warrants, when such shares have been duly issued and delivered as contemplated by the terms of the applicable Warrant Agreement, the shares represented by such certificates will be duly authorized and validly issued, fully paid and non-assessable by the Company.

(2) When a series of the Preferred Stock has been duly authorized and established by applicable Board Action, in accordance with the terms of the Certificate of Incorporation and applicable law, and, upon issuance and delivery of certificates for such series of Preferred Stock against payment therefor in accordance with the terms of such Board Action, any applicable underwriting agreement, and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement, and, if issued upon the conversion, exchange or exercise of Warrants, when such shares have been duly issued and delivered as contemplated by the terms of the applicable Warrant Agreement, the shares represented by such certificates will be duly authorized and validly issued, fully paid and non-assessable by the Company.

(3) When the Warrants have been (a) duly established by the related Warrant Agreement, (b) duly authorized and established by applicable Board Action and duly authenticated by the Warrant Agent, and (c) duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of such Board Action, any applicable underwriting agreement, the applicable Warrant Agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement, the Warrants will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

(4) When a series of Units consisting of Common Stock, Preferred Stock and Warrants, or any combination thereof, have been (a) duly authorized and established by applicable Board Action, (b) duly authenticated by the Warrant Agent, if applicable, and (c) duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms of such Board Action, any applicable underwriting agreement, any applicable Warrant Agreement, in accordance with the terms of the Certificate of Incorporation and applicable law, upon issuance and delivery of certificates for the Common Stock, Preferred Stock and Warrants against payment therefor in accordance with the terms of such Board Action and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement, the Units will be valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms and any shares represented by such Common Stock and Preferred Stock certificates will be duly authorized and validly issued, fully paid and non-assessable by the Company.

To the extent that the obligations of the Company under any Warrant Agreement may be dependent on such matters, we assume for purposes of this opinion that the applicable Warrant Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Warrant Agent is duly qualified to engage in the activities contemplated by the Warrant Agreement; that the Warrant Agreement has been duly authorized, executed and delivered by the Warrant Agent and constitutes the legally valid and binding obligation of the Warrant Agent enforceable against the Warrant Agent in accordance with its terms; that the Warrant Agent is in compliance, with respect to acting as a Warrant Agent under the Warrant Agreement, with all applicable laws and regulations; and that the Warrant Agent has the requisite organizational and legal power and authority to perform its obligations under the Warrant Agreement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment No. 1 to the Registration Statement and further consent to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Fortis Law Partners LLC
Fortis Law Partners LLC